Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES RESUMPTION OF OPERATIONS AS ILLEGAL BLOCKADE LIFTED AT ITS DON DAVID GOLD MINE

Denver, Colorado – February 2, 2026 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) announces that the illegal blockade previously restricting access to its mine in Oaxaca, Mexico has been lifted, allowing mining and processing operations to safely resume.

The blockade, which was reported in the Company’s news release dated January 22, 2026, was initiated by approximately 20 employees of four contractors whose agreements were terminated following notice from the CTM union. The blockade was resolved without incident.

Gold Resource Corporation reiterates that the dispute was an internal matter between union factions and the contractors formerly affiliated with the CTM union and did not directly involve the Company. The Company remained neutral throughout the process.

Gold Resource Corporation extends its gratitude to employees, union members, community stakeholders, and governmental partners for their patience and assistance in resolving the situation.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Contacts:

Allen Palmiere
Chief Executive Officer
Allen.Palmiere@GRC-USA.com
www.GoldResourceCorp.com